                                                  Filed Pursuant to Rule 424b(3)
                                                      Registration No. 333-51472
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 9, 2001)

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                           5,000,000 SHARES OF 6.75%
               REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK

                             ---------------------

       This prospectus supplement relates to the resale by the holders of our 6.75% Redeemable Cumulative Convertible Preferred Stock and our Class A common stock issued upon conversion of the preferred stock. This prospectus supplement should be read in conjunction with the prospectus dated January 9, 2001, which is to be delivered with this prospectus supplement.

       The information in the table appearing under the heading "Selling Stockholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

                                                                 NUMBER OF      NUMBER OF SHARES
                                                                 SHARES OF         OF CLASS A
SELLING STOCKHOLDER                                           PREFERRED STOCK   COMMON STOCK(1)
-------------------                                           ---------------   ----------------
D.E. Shaw Valence, L.P. ....................................        44,000            77,484
D.E. Shaw Investments, L.P. ................................        11,000            19,371
Any other holder of shares of preferred stock or shares of
  Class A common stock received upon conversion of shares of preferred stock, or future transferee, pledgee, donee or
  other successor of such holder(2).........................     2,271,892         4,000,793

---------------

(1) Assumes a conversion price of $28.39 per share and that, upon conversion, we will round the applicable number of shares up or down to the nearest whole number of shares in lieu of issuing fractional shares.

(2) Assumes that any other holder of shares of preferred stock or Class A common stock or any future transferee from any such holder does not beneficially own any Class A common stock other than Class A common stock into which the preferred stock is convertible at the conversion price of $28.39 per share.

       AN INVESTMENT IN OUR PREFERRED STOCK AND OUR CLASS A COMMON STOCK INVOLVES RISKS. PLEASE REFER TO THE SECTION "RISK FACTORS" ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

            The date of this prospectus supplement is March 2, 2001.